Exhibit 10.1

OFFER OF EMPLOYMENT

May 3, 2017

David T. Lougee

TEGNA Inc.

7950 Jones Branch Drive

McLean, VA 22107

Dear Dave,

Subject to the approval of the Board of Directors of TEGNA Inc., I am pleased to extend you an offer to become the President and Chief Executive Officer of TEGNA Inc. (the “Company”) effective upon the spinoff of Cars.com as described in Amendment 4 to the Form 10 filed by Cars.com with the Securities and Exchange Commission on April 27, 2017 as it may be further amended (the “Spinoff”).

Reporting Relationship and Location. While serving as President and Chief Executive Officer of the Company you will report directly to the Board of Directors of the Company, and your primary office location will be at the Company’s headquarters in McLean, Virginia. This is a full-time exempt position.

Total Target Compensation. The initial total compensation opportunity is detailed below.

Component of Pay	Amount	Comments
Annual Base Salary	$950,000	Effective the day after the Spinoff

Annual Performance Bonus Target	110% of base salary

•    Effective the day after the Spinoff

•    Bonus for full-year 2017 will be based on a combination of applicable target awards and KPIs pre- and post-Spinoff and is subject to the Code Section 162(m) limitations on such bonus established by the Company

•    Payment of the full-year 2017 bonus will occur in Q1 2018

Long-Term Incentive Target Value	275% of base salary	Effective January 1, 2018 and applied to the base salary effective at the time; 75% in Performance Units (TSRs) and 25% in Restricted Stock Units (RSUs)

Total Target Compensation	$4,607,500	Shown on a full-year basis

Annual Performance Bonus. You will be eligible to participate in the Company’s annual bonus plan as in effect from time to time.

Long-Term Incentive. You will be eligible to participate in the Company’s 2001 Omnibus Incentive Compensation Plan (the “LTI Plan”) as in effect from time to time with a mix of performance awards and time-vesting awards as determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) from time to time.

Benefits. You will be eligible for all retirement and welfare benefits programs in which you currently participate at the Company, including but not limited to those listed below, in accordance with the terms of such plans as in effect from time to time, which may be amended. We expect that your participation will continue on substantially the same basis as under the plans through at least December 31, 2017. The general intent is to continue your participation in the programs past that date, though the programs may change over time as business circumstances warrant. You would be a participant in the discussion of any such changes.

•	Executive life insurance

•	Company provided 401(k) plan and associated Deferred Compensation Plan

•	Legal and financial services

•	Travel and accident insurance

•	Executive medical insurance

•	Eligibility for Supplemental executive medical insurance for retired executives contingent on reaching service requirement for participation

•	Direction of charitable grants from the TEGNA Foundation for up to $15,000 annually including for three years after retirement

We will grandfather your participation in the Company car program under the current provisions for the remaining term of your existing company car.

Stock Ownership Guidelines. Applicable stock ownership guidelines require you to hold stock with a value of 5x base salary.

Transitional Compensation Plan. Effective the day after the Spinoff, you will cease to be a participant in the TEGNA Inc. Transitional Compensation Plan. Instead, as noted below, as of that date you will become a participant in the TEGNA Inc. 2015 Change in Control Severance Plan.

Severance Benefits and Restrictive Covenants. Effective the day after the Spinoff, you will commence participating in the following severance programs at the indicated levels:

•	The TEGNA Inc. 2015 Change in Control Severance Plan at a 3X base salary + bonus level (bonus defined as preceding 3 year average). This plan includes a double trigger for severance to be triggered and no excise tax gross-up.

•	The TEGNA Inc. Executive Severance Plan at a 2X base salary + bonus level (bonus defined as preceding 3 year average) that includes restrictive covenants, including non-competition, non-solicitation and non-disclosure provisions.

Vacation. You will be eligible for 4 weeks annual vacation.

Effectiveness. The effectiveness of this letter is contingent upon the occurrence of the Spinoff, and, if for any reason, the Spinoff is not consummated, this letter will be void ab initio.

Your right to participate in and receive benefits under the Company’s various benefits and compensation plans are subject to the terms of the plans. The Company reserves the right to amend or terminate its benefits and compensation plans at any time.

We are delighted at the prospect of your leading the Company following the Spinoff, in what we expect will be a mutually rewarding relationship and productive experience. Should the terms of this letter be acceptable, we would appreciate you confirming agreement with your signature below by close of business on May 5, 2017.

Best regards,

/s/ Howard Elias

Howard Elias

Chairman of the Executive Compensation Committee, TEGNA Board of Directors

Acceptance

Signature:	/s/ David T. Lougee	Date: May 3, 2017

CC: Marjorie Magner